Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-102627, 333-107990, 333-115628, 333-117425, 333-145004 and 333-166830) and Registration Statement on Form S-3 (No. 333-165263) of Plains Exploration & Production Company (“PXP”) of our report dated October 19, 2012, with respect to the Statements of Revenues and Direct Operating Expenses of the BP Exploration & Production Inc. and BP America Production Company properties to be acquired, included in this Current Report on Form 8-K dated October 22, 2012.

/s/ Ernst & Young LLP

Houston, Texas

October 22, 2012